CONSENT OF INDEPENDENT AUDITORS


We consent to the use in this Registration Statement on Form N-14 of Prudential Global Limited Maturity Fund, Inc. (the "Fund") of our reports on the financial statements of the Prudential Short-Term Global Income Fund, Inc. - Short-Term Global Income Portfolio and Global Assets Portfolio (the "Portfolios") dated December 16, 1994, which are incorporated by reference in and are a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus of each Portfolio, which are incorporated by reference in and are a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information of the Fund, which is incorporated by reference in and is a part of such Registration Statement.



Deloitte & Touche LLP
New York, New York
October 20, 1995